EXHIBIT 10.15

AGREEMENT

THIS AGREEMENT (this “Agreement”) is entered into and shall be effective as of June 28, 2013, by and between Mustang Alliances, Inc., a Nevada corporation (“Mustang”), and Carlton Family Office Ltd., a Bahamian corporation (“Investor”).

W I T N E S S E T H:

WHEREAS, Mustang has the exclusive right to prospect, explore and mine for minerals in certain properties located in Honduras (the “Property”); and

WHEREAS, Mustang has agreed to sell, and Investor has agreed to purchase, an aggregate of 3,500 ounces of gold (the "Gold") produced from the Property on the terms and conditions contained in this Agreement; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration, the adequacy, sufficiency and receipt of which are hereby acknowledged, the parties agree as follows:

Section 1. Gold Purchase.

1.1 Mustang shall sell to the Investor, and the Investor shall purchase, on a monthly basis commencing 60 days from the date hereof, 100 ounces of gold per month for a purchase per price of $500 per ounce, provided, however, that if an ounce of gold as reported on Kitco.com is less than $1,000 an ounce on the Delivery Date (as described in Section 1.2 below), the purchase price shall be $400 per ounce.

1.2 Mustang shall notify the Investor when the gold is ready for shipment, and upon the written instructions of Investor, Mustang shall, at the expense of the Investor, deliver the Gold to Investor. Title and risk of loss of the Gold shall pass from Mustang to Investor when the Gold is delivered to the carrier pursuant to the instructions of the Investor(such delivery date shall hereinafter be referred to as the "Delivery Date").

1.3 All decisions concerning methods, the extent, timing, procedures and techniques of any exploration, development and mining operations relating to the Property shall be made by Mustang in its sole and absolute discretion.

Section 2. Term. This Agreement shall remain in full force and effect until an aggregate of 3,500 ounces of gold has been purchased by the Investor from Mustang pursuant to the terms of this Agreement. If an aggregate of 3,500 ounces of gold have not been purchased within the 35-month period commencing 60 days from the date hereof, this Agreement shall remain in effect until an aggregate of 3,500 ounces of gold have been purchased as provided hereunder.

Section 3. Representations and Warranties.

3.1 Investor represents and warrants that (i) it is a corporation duly organized and validly existing under the laws of the State of Bahamas; (ii) it has the requisite corporate power and authority to enter into and perform its obligations under this Agreement; (iii) the execution and delivery of this Agreement by it and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action and no further consent or authorization of any other person is required; and (iv) this Agreement has been duly executed and delivered by it and constitutes a valid and binding obligation of Investor enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.

3.2 Mustang represents and warrants that (i) it is a corporation duly organized and validly existing under the laws of the State of Nevada; (ii) it has the requisite corporate power and authority to enter into and perform its obligations under this Agreement; (iii) the execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action and no further consent or authorization of Mustang or its Board of Directors or stockholders is required; and (iv) this Agreement has been duly executed and delivered by Mustang and constitutes a valid and binding obligation of Mustang enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.

Section 4. Indemnity. Investor shall indemnify and hold harmless Mustang and its affiliates, officers, directors, stockholders, employees, and agents, and the successors and assigns of all of them (the "Indemnified Parties"), and shall reimburse the Indemnified Parties for, any loss, liability, claim, damage, expense (including, but not limited to, costs of investigation and defense and attorneys' fees) directly or indirectly arising from or in connection with (a) any failure by Investor to perform or comply with any agreement, covenant or obligation in this Agreement and (b) any claim made at any time by any governmental authority or third person with respect to Investor.

Section 5. Miscellaneous.

5.1 Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given (a) if by personal delivery, when so delivered, (b) if mailed, two (2) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth on the first page of this Agreement, (c) if sent through an overnight delivery service in circumstances to which such service guarantees next day delivery, the day following being addressed to the intended recipient as set forth on the first page of this Agreement; or (d) if given by facsimile, once such notice is transmitted to the facsimile number specified in writing by the intended recipient for such purpose and the appropriate answer back or telephonic confirmation is received. Either of the parties may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

5.2 Choice of Law. This Agreement shall be governed, construed and enforced in accordance with the laws of the State of Nevada, without giving effect to principles of conflicts of law.

5.3 Jurisdiction. The parties hereby irrevocably consent to the in personam jurisdiction of the state or federal courts located in the state of Nevada, United States, in connection with any action or proceeding arising out of or relating to this Agreement or the transactions and the relationships established thereunder. Such courts shall be the venue and exclusive and proper forum in which to adjudicate such matters and neither of the parties shall contest or challenge the jurisdiction or venue of these courts.

5.4 Waiver of All Rights to a Trial by Jury. The parties unconditionally, irrevocably and expressly hereby waive any and all right to trial by jury in any action, proceeding, suit, counterclaim or cross-claims arising directly or indirectly in any matter, whether sounding in tort, contract or otherwise, in any way arising out of or otherwise relating to this Agreement or to the transactions and/or relationships established hereunder. The parties acknowledge that this waiver of a trial by jury is informed and freely made.

5.5 Entire Agreement. This Agreement and the attachments hereto set forth the entire agreement and understanding of the parties in respect of the transactions contemplated hereby and supersedes all prior or contemporaneous agreements, arrangements and understandings of the parties relating to the subject matter hereof. No representation, promise, inducement, waiver of rights, agreement or statement of intention has been made by any of the parties which is not expressly embodied in this Agreement, such other agreements, notes or instruments related to this transaction executed simultaneously herewith, or the written statements, certificates, schedules or other documents delivered pursuant to this Agreement or in connection with the transactions contemplated hereby.

5.6 Assignment. The rights and obligations of a party under this Agreement shall not be assigned or delegated, by operation of law or otherwise, without the other party’s prior written consent, and any such assignment or attempted assignment shall be void, of no force or effect, and shall constitute a material default by such party.

5.7 Amendments. This Agreement may be amended, modified, superseded or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by both parties or, in the case of a waiver, by the party waiving compliance.

5.8 Waivers. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either Party of any condition, or the breach of any term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other term, covenant, representation or warranty of this Agreement.

5.9 Counterparts; Fascimile Signatures. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures transmitted by facsimile shall have the same force and effect as original signatures.

5.10 Construction. As used herein, the singular or plural numbers shall each be deemed to include the other whenever the context so requires. This Agreement shall be construed as a whole and in accordance with its fair meaning and without regard to any presumption or other rule requiring construction against the drafter hereof. The language used herein will be deemed to be the language chosen by the parties to express their mutual consent, and no rules of strict construction will be applied against either party.

5.11 Representation by Counsel. The parties hereby acknowledge that each has reviewed this Agreement thoroughly and has had the opportunity to have it reviewed by legal counsel of their choice prior to execution.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

MUSTANG ALLIANCES, INC.

By:	/s/ Leonard Sternheim
President

CARLTON FAMILY OFFICE LTD.

By:	/s/ Deirdre M. McCoy
Director